SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF AMENDMENT NO. 18 TO REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: NATIONAL MUNICIPAL TRUST (AND SUBSEQUENT TRUSTS) formerly NATIONAL MUNICIPAL TRUST (FIRST AND SUBSEQUENT NATIONAL AND STATE AND SIMILAR SERIES)


Address of Principal Business Office (No. & Street, City, State, Zip Code):

        c/o PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC
        100 Mulberry Street
        Gateway Center Three
        Newark, New Jersey 07102

Telephone Number (including area code): (973) 367-1431

Name and address of agent for service of process:

        SCOTT WALLNER, ESQ.
        Prudential Investment Management Services LLC
        100 Mulberry Street
        Gateway Center Three
        Newark, New Jersey 07102

        Copy to:

        KENNETH ORCE, ESQ.
        Cahill Gordon & Reindel
        80 Pine Street
        New York, New York 10005

Check Appropriate Box:

Registrant is filing Amendment No. 19 to Registration Statement Form N-8B-2 pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                        ____            ____
                                  Yes  /_X_/       No  /___/

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in The City of New York and State of New York on the 29th day of June, 2001.

                                    NATIONAL MUNICIPAL TRUST
                                            (AND SUBSEQUENT SERIES
                                             (Registrant)


                                    By:  PRUDENTIAL INVESTMENT MANAGEMENT
                                         SERVICES LLC
                                         (Sponsor/Depositor)

                                    By:  PIFM HOLDCO, INC.
                                         (its Manager)

                                    By:  Richard R. Hoffmann
                                         Richard R. Hoffmann
                                         Vice President and authorized signatory
                                         for PIFM Holdco, Inc.